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                                                                       EXHIBIT 9

                                      LOGO

                                                                February 6, 1998

Dear Stockholders:

     By now you are probably aware that on February 1, 1998, House of Fabrics, Inc. (the "Company") entered into an Agreement and Plan of Merger with Fabri-Centers of America, Inc. and FCA Acquisition Corporation that provides for the acquisition of the common stock of the Company at a price of $4.25 per share. Under the terms of the proposed transaction, FCA Acquisition Corporation, a wholly owned subsidiary of Fabri-Centers, has commenced a tender offer for all outstanding shares of the Company's common stock at $4.25 per share.

     YOUR BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT, THE OFFER BY FCA ACQUISITION CORPORATION AND THE SUBSEQUENT MERGER OF THE COMPANY WITH FCA ACQUISITION CORPORATION AND HAS DETERMINED THAT THE TERMS OF THE OFFER AND THE MERGER ARE FAIR TO THE COMPANY'S STOCKHOLDERS. ACCORDINGLY, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE COMPANY'S STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES IN THE OFFER.

     Following the successful completion of the tender offer, upon approval by stockholders, if required, FCA Acquisition Corporation will be merged with the Company, and all shares not purchased in the tender offer will be converted into the right to receive $4.25 per share in cash in the merger without interest.

     In arriving at its recommendations, the Board of Directors gave careful consideration to a number of factors. These factors included the opinion of Donaldson, Lufkin & Jenrette Securities Corporation that, as of February 1, 1998, the consideration to be received by the Company's stockholders in the transaction is fair, from a financial point of view, to the Company's stockholders.

     Accompanying this letter is a copy of the Company's
Solicitation/Recommendation Statement on Schedule 14d-9. Also enclosed is the offer to purchase and related materials, including a letter of transmittal, of FCA Acquisition Corporation for use in tendering shares. I urge you to read the enclosed materials carefully.

                                          Very truly yours,

                                          /s/ Donald L. Richey
                                          Donald L. Richey
                                          President and Chief Executive Officer